SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(RULE 13d - 102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)

(Amendment No.___)*

Renaissance Acquisition Corp.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

75966C305

(CUSIP Number)

November 21, 2008

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐      Rule 13d-1(b)

☒      Rule 13d-1(c)

☐      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on the Following Pages)

1.	NAMES OF REPORTING PERSONS

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Sonoma Capital, LP

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)	☒
(b)	☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

475,000

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

475,000

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

475,000

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.2%

12.	TYPE OF REPORTING PERSON*

PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1.	NAMES OF REPORTING PERSONS

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Sonoma Capital, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)	☒
(b)	☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

475,000

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

475,000

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

475,000

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.2%

12.	TYPE OF REPORTING PERSON*

OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1.	NAMES OF REPORTING PERSONS

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Sonoma Capital Management, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)	☒
(b)	☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

475,000

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

475,000

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

475,000

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.2%

12.	TYPE OF REPORTING PERSON*

OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1.	NAMES OF REPORTING PERSONS

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Jeffrey Thorp IRA, Merrill Lynch, Pierce, Fenner & Smith, Inc. as Custodian

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)	☒
(b)	☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION

New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

493,443

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

493,443

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

493,443

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.3%

12.	TYPE OF REPORTING PERSON*

OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1.	NAMES OF REPORTING PERSONS

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Jeffrey Thorp IRA, Charles Schwab & Co., Inc. as Custodian

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)	☒
(b)	☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION

California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

60,000

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

60,000

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

60,000

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.3%

12.	TYPE OF REPORTING PERSON*

OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1.	NAMES OF REPORTING PERSONS

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Jeffrey Thorp IRA, Delaware Charter Guarantee & Trust Company as Custodian

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)	☒
(b)	☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

186,000

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

186,000

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

186,000

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.9%

12.	TYPE OF REPORTING PERSON*

OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1.	NAMES OF REPORTING PERSONS

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Jeffrey Thorp

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)	☒
(b)	☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

1,214,443

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

1,214,443

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,214,443

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.6%

12.	TYPE OF REPORTING PERSON*

IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

This Schedule 13G reflects the shares of Common Stock (as defined below) held by the Reporting Persons (as defined below) as of December 1, 2008.

ITEM 1(a).	Name of Issuer:

Renaissance Acquisition Corp. (“Issuer”)

Item 1(b).	Address of Issuer’s Principal Executive Offices:

50 E. Sample Road, Suite 400

Pompano Beach, Florida 33064

Item 2(a).	Name of Persons Filing:

The names of the persons filing this statement on Schedule 13G (the “Reporting Persons”) are:

•	Sonoma Capital, LP;
•	Sonoma Capital, LLC;
•	Sonoma Capital Management, LLC;
•	Jeffrey Thorp IRA, Merrill Lynch, Pierce, Fenner & Smith, Inc. as Custodian (the “Merrill Lynch IRA”);
•	Jeffrey Thorp IRA, Charles Schwab & Co., Inc. as Custodian (the “Charles Schwab IRA”);
•	Jeffrey Thorp IRA, Delaware Charter Guarantee & Trust Company as Custodian (the “Delaware Charter IRA”); and
•	Jeffrey Thorp.
Item 2(b).	Address of Principal Business Office or, if None, Residence:

Each Reporting Person has a business address at 954 Third Avenue, No. 705, New York, New York 10022.

Item 2(c).	Citizenship:

The Sonoma Capital, LP is a Delaware limited partnership.

Each of Sonoma Capital, LLC and Sonoma Capital Management, LLC is a Delaware limited liability company.

The Merrill Lynch IRA is an individual retirement account of Jeffrey Thorp with its custodian located in the State of New York.

The Charles Schwab IRA is an individual retirement account of Jeffrey Thorp with its custodian located in the State of California.

The Delaware Charter IRA is an individual retirement account of Jeffrey Thorp with its custodian located in the State of Delaware.

Jeffrey Thorp is a citizen of the United States.

Item 2(d).	Title of Class of Securities

Common Stock, having $0.0001 par value per share (“Common Stock”)

Item 2(e).	CUSIP Number: 75966C305
Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Exchange Act.

(b)	☐	Bank as defined in Section 3(a)(6) of the Exchange Act.
(c)	☐	Insurance company defined in Section 3(a)(19) of the Exchange Act.
(d)	☐	Investment company registered under Section 8 of the Investment Company Act.
(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).
(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).
(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).
(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box ☒

Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

Collectively, the Reporting Persons beneficially own 1,214,443 shares of Common Stock representing 5.6% of the outstanding shares of Common Stock.

I.	Sonoma Capital, LP
(a)	Amount beneficially owned: 475,000
(b)	Percent of class: 2.2%
(c)	Number of Common Shares as to which the Reporting Person has:

(i)	Sole power to vote or direct the vote: 0
(ii)	Shared power to vote or direct the vote: 475,000 (See Note 1.)
(iii)	Sole power to dispose or direct the disposition: 0
(iv)	Shared power to dispose or direct the disposition: 475,000 (See Note 1.)
II.	Sonoma Capital, LLC
(a)	Amount beneficially owned: 475,000
(b)	Percent of class: 2.2%
(c)	Number of Common Shares as to which the Reporting Person has:

(i)	Sole power to vote or direct the vote: 0
(ii)	Shared power to vote or direct the vote: 475,000 (See Note 1.)
(iii)	Sole power to dispose or direct the disposition: 0
(iv)	Shared power to dispose or direct the disposition: 475,000 (See Note 1.)
III.	Sonoma Capital Management, LLC

(a)	Amount beneficially owned: 475,000
(b)	Percent of class: 2.2%
(c)	Number of Common Shares as to which the Reporting Person has:

(i)	Sole power to vote or direct the vote: 0
(ii)	Shared power to vote or direct the vote: 475,000 (See Note 1.)
(iii)	Sole power to dispose or direct the disposition: 0
(iv)	Shared power to dispose or direct the disposition: 475,000 (See Note 1.)
IV.	Merrill Lynch IRA
(a)	Amount beneficially owned: 493,443
(b)	Percent of class: 2.3%
(c)	Number of Common Shares as to which the Reporting Person has:

(i)	Sole power to vote or direct the vote: 0
(ii)	Shared power to vote or direct the vote: 493,443 (See Note 1.)
(iii)	Sole power to dispose or direct the disposition: 0
(iv)	Shared power to dispose or direct the disposition: 493,443 (See Note 1.)
V.	Charles Schwab IRA
(a)	Amount beneficially owned: 60,000
(b)	Percent of class: 0.3%
(c)	Number of Common Shares as to which the Reporting Person has:

(i)	Sole power to vote or direct the vote: 0
(ii)	Shared power to vote or direct the vote: 60,000 (See Note 1.)
(iii)	Sole power to dispose or direct the disposition: 0
(iv)	Shared power to dispose or direct the disposition: 60,000 (See Note 1.)
VI.	Delaware Charter IRA
(a)	Amount beneficially owned: 186,000
(b)	Percent of class: 0.9%
(c)	Number of Common Shares as to which the Reporting Person has:

(i)	Sole power to vote or direct the vote: 0
(ii)	Shared power to vote or direct the vote: 186,000 (See Note 1.)
(iii)	Sole power to dispose or direct the disposition: 0
(iv)	Shared power to dispose or direct the disposition: 186,000 (See Note 1.)
VII.	Jeffrey Thorp
(a)	Amount beneficially owned: 1,214,443
(b)	Percent of class: Less than 5.6%
(c)	Number of Common Shares as to which the Reporting Person has:

(i)	Sole power to vote or direct the vote: 0
(ii)	Shared power to vote or direct the vote: 1,214,443 (See Note 1.)
(iii)	Sole power to dispose or direct the disposition: 0
(iv)	Shared power to dispose or direct the disposition: 1,214,443 (See Note 1.)

Note 1: Sonoma Capital, LLC is the general partner of Sonoma Capital, LP. Jeffrey Thorp is the managing member of Sonoma Capital, LLC. Sonoma Capital Management, LLC is the investment manager of Sonoma Capital, LP. Jeffrey Thorp is the managing member of Sonoma Capital Management, LLC. As a result, Sonoma Capital, LP, Sonoma Capital Management, LLC, Sonoma Capital LLC and Jeffrey Thorp may be deemed to have shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of the shares of Common Stock owned by Sonoma Capital, LP

Jeffrey Thorp is the controlling person of each of the Merrill Lynch IRA, Charles Schwab IRA and the Delaware Charter IRA. As a result, Jeffrey Thorp may be deemed to have shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of the shares of Common Stock owned by each of the Merrill Lynch IRA, Charles Schwab IRA and the Delaware Charter IRA.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

See Item 2(a) in lieu of an Exhibit.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	December 1, 2008

SONOMA CAPITAL, LP
By: Sonoma Capital, LLC, as General Partner

By: /s/ Jeffrey Thorp
Jeffrey Thorp, Managing Member

SONOMA CAPITAL MANAGEMENT, LLC

By: /s/ Jeffrey Thorp
Jeffrey Thorp, Managing Member

SONOMA CAPITAL, LLC

By: /s/ Jeffrey Thorp
Jeffrey Thorp, Managing Member

JEFFREY THORP IRA, MERRILL LYNCH, PIERCE, FENNER & SMITH, INC. AS CUSTODIAN

By: /s/ Jeffrey Thorp
Jeffrey Thorp

JEFFREY THORP IRA, CHARLES SCHWAB & CO., INC. AS CUSTODIAN

By: /s/ Jeffrey Thorp
Jeffrey Thorp

JEFFREY THORP IRA, DELAWARE CHARTER GUARANTEE & TRUST COMPANY AS CUSTODIAN

By: /s/ Jeffrey Thorp
Jeffrey Thorp

/s/ Jeffrey Thorp
Jeffrey Thorp

EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the common stock of Renaissance Acquisition Corp. dated as of December 1, 2008 is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Dated:	December 1, 2008

SONOMA CAPITAL, LP
By: Sonoma Capital, LLC, as General Partner

By: /s/ Jeffrey Thorp
Jeffrey Thorp, Managing Member

SONOMA CAPITAL MANAGEMENT, LLC

By: /s/ Jeffrey Thorp
Jeffrey Thorp, Managing Member

SONOMA CAPITAL, LLC

By: /s/ Jeffrey Thorp
Jeffrey Thorp, Managing Member

JEFFREY THORP IRA, MERRILL LYNCH, PIERCE, FENNER & SMITH, INC. AS CUSTODIAN

By: /s/ Jeffrey Thorp
Jeffrey Thorp

JEFFREY THORP IRA, CHARLES SCHWAB & CO., INC. AS CUSTODIAN

By: /s/ Jeffrey Thorp
Jeffrey Thorp

JEFFREY THORP IRA, DELAWARE CHARTER GUARANTEE & TRUST COMPANY AS CUSTODIAN

By: /s/ Jeffrey Thorp
Jeffrey Thorp

/s/ Jeffrey Thorp
Jeffrey Thorp